Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-92557, No. 333-93237, No. 333-91144, and No. 333-117547 on Form S-8 of our report dated April 13, 2009, April 9, 2010 as to the effects of the immaterial restatement  described in Note 1, and the effects of the adoption of new accounting guidance for the presentation and disclosure of noncontrolling interests discussed in Note 2, relating to the January 31, 2008 and 2009 consolidated financial statements and financial statement schedule of Blyth, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Blyth, Inc. and subsidiaries for the year ended January 31, 2010.

/s/ DELOITTE & TOUCHE LLP

 Stamford, CT
April 9, 2010